                                                                      EXHIBIT 21
                                                                      ----------

               Subsidiaries of TriMedia Entertainment Group, Inc.

Subsidiary Name                                            State of Organization
---------------                                            ---------------------
Ruffnation Music, Inc.                                     Pennsylvania
Metropolitan Recording Inc.                                Pennsylvania
Ruffnation Films LLC                                       Pennsylvania
Snipes Productions, LLC                                    Pennsylvania
TM Film Distribution, Inc.                                 Delaware
TriMedia Film Group, Inc.                                  Delaware
TME Entertainment Film-und Musik-Productions               Austria
   and-Verwertungs-Gessellschaft m.b.H.